EXHIBIT 99.1




                                October 18, 1996

Dear Fellow Shareholders:

         You are cordially invited to attend a Special Meeting of Shareholders of your Bank on November 14, 1996, at 7:30 p.m. at the main office of Planters Bank & Trust Company of Virginia, located at 24 South Augusta Street, Staunton, Virginia. The accompanying Notice and Proxy Statement describe the proposed formation of a holding company, which we will be considering at that meeting. Please read this document carefully.

         Specifically, at this meeting you will be asked to consider and approve a proposal to adopt the formation of a bank holding company, to be called Virginia Financial Corporation. Under the proposal, the Bank will conduct its banking operations as a wholly-owned subsidiary of Virginia Financial Corporation, a Virginia corporation organized for the purpose of serving as the holding company for the Bank (the "Holding Company"). Each share of your stock in the Bank will be converted, in a tax-free transaction, into one (1) share of common stock in the Holding Company. Following the reorganization of the Bank into a holding company structure, your equity ownership in the Holding Company will be exactly the same as your present ownership in the Bank, and the Bank will continue to operate from the same offices it currently occupies.

         The financial services industry is one of the most rapidly changing segments of Virginia's and the nation's economy. Historical distinctions between various types of financial institutions are eroding rapidly, and banks are subject to new and more aggressive competition from all sides. Your Board believes that the greater flexibility and investment opportunities provided by the establishment of a holding company will help your management operate more efficiently and take advantage of opportunities as they arise in this rapidly changing environment. The Board of Directors encourages you to read carefully the enclosed Proxy Statement and to VOTE FOR the reorganization of the Bank.

         We hope you can attend this Special Meeting. Whether or not you plan to attend, please complete, sign, and date the enclosed Proxy and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at this Special Meeting, and we appreciate your continued loyalty and support.

                                   Sincerely,

                                   PLANTERS BANK & TRUST COMPANY
                                    OF VIRGINIA



                                   Harry V. Boney, Jr.
                                   President and Chief Executive Officer

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          To be Held November 14, 1996


To Our Shareholders:

         The Special Meeting of Shareholders of Planters Bank & Trust Company of Virginia (the "Bank") will be held at the main office of Planters Bank & Trust Company of Virginia located at 24 South Augusta Street, Staunton, Virginia, on November 14, 1996, at 7:30 p.m., for the following purposes:

          1. To approve an Agreement and Plan of Reorganization dated as of July 30, 1996, and a related Plan of Share Exchange (collectively, the "Agreement"), a copy of which is attached to the accompanying Proxy Statement as Exhibit A, providing for a share exchange in which each shareholder of the Bank will receive one (1) share of Virginia Financial Corporation, a bank holding company formed to serve as the holding company for the Bank for each share of Planters Bank & Trust Company of Virginia they now own; and

          2. To transact such other business as may properly come before the meeting.

         Shareholders of record at the close of business on October 7, 1996, will be entitled to notice of and to vote at this Special Meeting and any adjournments thereof.

                                         By Order of the Board of Directors


                                         __________________________________
                                         Harry V. Boney, Jr.
                                         Clerk of the Board

October 18, 1996

                    PLANTERS BANK & TRUST COMPANY OF VIRGINIA
                             24 South Augusta Street
                                P. O. Drawer 1309
                          Staunton, Virginia 24402-1309

                      PROXY STATEMENT AND OFFERING CIRCULAR

         This Proxy Statement is furnished to the Shareholders of Planters Bank & Trust Company of Virginia (the "Bank") in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Special Meeting of Shareholders to be held on November 14, 1996, at the time and place set forth in the accompanying Notice of Special Meeting of Shareholders and at any adjournment thereof (the "Special Meeting"). This Proxy Statement and the enclosed Proxy are being mailed to the Shareholders of the Bank on or about October 18, 1996.

         At the Special Meeting, Shareholders will be asked to approve the reorganization of the Bank into a holding company structure (the "Reorganization") in accordance with the terms and conditions set forth in the Agreement and Plan of Reorganization, dated as of July 30, 1996, and a related Plan of Share Exchange (collectively, the "Agreement") between the Bank and Virginia Financial Corporation, a copy of which is attached as Exhibit A to this Proxy Statement. The Agreement provides for the reorganization of the Bank into a wholly-owned subsidiary of Virginia Financial Corporation, a Virginia corporation recently organized to serve as the holding company for the Bank (the "Holding Company"). Under the terms of the Agreement, each Shareholder of the Bank will receive one share of Holding Company Common Stock in exchange for each share of Bank Common Stock which they hold, in a tax-free transaction. After consummation of the Reorganization, the Bank will conduct its business as a wholly-owned subsidiary of the Holding Company in substantially the same manner and from the same offices as before the Reorganization. If an adjournment is proposed, the persons named as proxies will vote in favor of such adjournment those proxies which are entitled to be voted in favor of the Agreement and against such adjournment those proxies containing instructions to vote against approval of the Agreement, unless the Shareholder clearly writes on the face of that Proxy specific instructions stating how that Proxy should be voted in the case of an adjournment proposed prior to a vote on the Reorganization. See "The Proposed Reorganization."

         This Proxy Statement also describes 2,000,000 shares of Holding Company Common Stock, par value $5.00 per share, to be issued to Shareholders of the Bank in exchange for their shares of Bank Common Stock. The trading market for Holding Company Common Stock, like Bank Common Stock, is not expected to vary significantly from the Bank's current trading market, where trading is thin and primarily in the local market.

--------------------------------------------------------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS ANY
   GOVERNMENT AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

 THE SHARES OF HOLDING COMPANY COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION
  AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                           OTHER GOVERNMENTAL AGENCY.

            THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING
                    POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

 The Date of this Proxy Statement and Offering Circular is October 18, 1996.

                              AVAILABLE INFORMATION

         The Bank is currently subject to the informational requirements of the rules and regulations of the Federal Deposit Insurance Corporation (the "FDIC"), as promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), in accordance therewith files reports, proxy statements and other information with the FDIC. In addition, the Holding Company that will become the parent corporation of the Bank has filed proxy materials, including this Proxy Statement and Offering Circular, with the FDIC relating to this Reorganization and the shares of Holding Company Common Stock issuable in the Reorganization. No registration statement filing with the FDIC is required. Such reports, proxy statements and other information can be inspected and copied at the offices of the FDIC, Registration and Disclosure Section, 1776 F Street, N.W., Room F-643, Washington, D.C., and copies of such records may be requested by calling (202) 898-8902.

         Pursuant to the Reorganization, the Holding Company will assume reporting responsibilities with the Securities and Exchange Commission under the Exchange Act as a successor issuer to the Bank, and will undertake similar responsibilities with the Commission as previously performed by the Bank under the rules and regulations of the FDIC.

         The Holding Company, as the successor of the Bank, hereby incorporates the Bank's annual report on Form F-2 for the year ended December 31, 1995, and the Bank's quarterly reports on Form F-4 for the periods ending March 31, 1996 and June 30, 1996, all as originally filed with the FDIC. Such reports and any other document incorporated herein by reference will be delivered to any person receiving a copy of this Proxy Statement without charge, upon written request to: Fred D. Bowers, Senior Vice President & Cashier, Planters Bank & Trust Company of Virginia, 24 South Augusta Street, P.O. Drawer 1309, Staunton, Virginia 24402-1309; telephone number (540) 885-1232.

         In addition, all documents filed by the Bank pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and the rules and regulations of the FDIC and all documents filed by the Holding Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in each case subsequent to the date of this Proxy Statement and prior to the termination of the distribution of Holding Company Common Stock described herein, shall be deemed to be incorporated herein and to be a part hereof from the respective dates of filing thereof (all such documents being hereinafter referred to as "Incorporated Documents"). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any supplement hereto modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                                TABLE OF CONTENTS
                                                                            Page
PROXY STATEMENT............................................................   1
AVAILABLE INFORMATION......................................................   2
SUMMARY OF THE PROXY STATEMENT.............................................   4
SELECTED HISTORICAL FINANCIAL INFORMATION..................................   6
GENERAL INFORMATION........................................................   7
        Use and Revocation of Proxies......................................   7
        Shareholders Entitled to Vote and Vote Required....................   7
        Solicitation of Proxies............................................   8
        Financial Statements...............................................   8
THE PROPOSED REORGANIZATION................................................   8
        Description of the Reorganization..................................   8
        Reasons for the Reorganization.....................................   9
        Management of the Holding Company..................................   9
        Principal Shareholders.............................................  10
        Anticipated Effective Date of Reorganization.......................  10
        Conversion and Exchange of Stock...................................  10
        Federal Income Tax Consequences....................................  11
        Required Regulatory Approvals......................................  11
        Possible Abandonment of the Reorganization.........................  11
        Rights of Dissenting Shareholders..................................  12
        Historical and Pro Forma Capitalization............................  13
               Prior to the Reorganization.................................  13
               After the Reorganization....................................  14
        Future Plans for the Holding Company...............................  14
PLANTERS BANK & TRUST COMPANY OF VIRGINIA..................................  15
        The Bank...........................................................  15
        General............................................................  15
        Competition........................................................  15
        Description of Common Stock........................................  16
        Market for Bank Common Stock.......................................  16
DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK...............................  17
        Authorized and Outstanding Capital Stock...........................  17
        Common Stock.......................................................  17
        Dividends..........................................................  17
COMPARATIVE RIGHTS OF SHAREHOLDERS.........................................  18
        General............................................................  18
REGULATION AND SUPERVISION.................................................  19
        The Bank...........................................................  19
        The Holding Company................................................  19
LEGAL MATTERS  ............................................................  21
SHAREHOLDER PROPOSALS......................................................  21

APPENDIX A
         Agreement and Plan of Reorganization and Plan of Share Exchange

APPENDIX B
         Article 15 of Title 13.1 of the Virginia Code

                                                                   EXHIBIT 99.1

                         SUMMARY OF THE PROXY STATEMENT

The following material is qualified in its entirety by the information appearing elsewhere in this Proxy Statement and the Exhibits hereto.

Special Meeting

         Date, Time and Place. November 14, 1996 at 7:30 p.m. at the main office of Planters Bank and Trust Company of Virginia, 24 South Augusta Street, Staunton, Virginia.

         Purpose. Shareholders will be asked to vote on the proposed Agreement and formation of a bank holding company for the Bank. The affirmative vote of persons holding more than two-thirds of the outstanding shares of Bank Common Stock will be required to approve this matter. The Bank's Board of Directors recommends that shareholders vote for the Reorganization.

The Reorganization

         At the direction of the Board of Directors of the Bank, Virginia Financial Corporation was incorporated under the laws of Virginia to serve as a holding company for the Bank. The Bank and the Holding Company have entered into an agreement by which the Bank will become a wholly-owned subsidiary of the Holding Company in a tax-free share exchange transaction. At the effective date of the Reorganization, shareholders of the Bank will automatically become shareholders of the Holding Company and will receive one share of Holding Company common stock in exchange for each share of Bank Common Stock they hold. See "The Proposed Reorganization."

Reasons for the Reorganization

         The Board of Directors believes that the establishment of a holding company structure for the Bank will provide greater flexibility in responding to the expanding financial needs of the Bank's customers and in meeting increasing and ever-changing forms of competition for financial services. In particular, the Holding Company will provide the Bank greater flexibility in repurchasing common stock from shareholders, may facilitate affiliations with other financial institutions, and in the future, may provide more defenses against an unwanted attempt by another party to gain control of the Bank. The holding company structure also may afford certain investment opportunities that otherwise would not be available to the Bank. See "The Proposed Reorganization."

Management of the Holding Company

         Management of the Bank will not change as a result of the Reorganization. The executive officers of the Holding Company will be Harry V. Boney, Jr. - President; William P. Heath, Jr. - Vice President; and Fred D. Bowers - Secretary/Treasurer. The six individuals currently slated to serve as directors of the Holding Company include Benham M. Black (Chairman), Lee S. Baker, Mr. Boney, Jan S. Hoover, Martin F. Lightsey, and James S. Quarforth, all currently serving also as directors of the Bank. See "The Proposed Reorganization."

Market for Common Stock

         Bank Common Stock is traded thinly on the local market. While there are no "market makers," local brokerage offices will match or pair "buy" and "sell" orders. Accordingly, since there is no established market, the prices quoted do not necessarily reflect the price that would be paid in an active and liquid market. Trades in Bank Common Stock since year end have been in the range of $37.00 to $43.00 per share, with the most recent trade occurring on September 19, 1996, for 50 shares at a sales price of $43.00 per share. The trading range may or may not reflect the price a shareholder would receive if the stock were traded more widely. Holding Company Common Stock similarly is expected to trade thinly on the local market. The formation of a holding company should have little or no effect on the market or market price of Common Stock.

         There can be no assurance as to the market or trading value of Holding Company Common Stock at the Effective Date or at any time thereafter.

Federal Income Tax Consequences

         The Reorganization is intended to qualify for federal income tax purposes as a tax-free "reorganization" under Sections 368(a)(1)(B) of the Internal Revenue Code in which no gain or loss will be recognized by a Bank shareholder upon receipt of Holding Company Common Stock in exchange for Bank Common Stock. See "The Proposed Reorganization."

Comparison in the Rights of Shareholders

         The Holding Company, like the Bank, is organized as a Virginia corporation, subject to the provisions of the Virginia Stock Corporation Act. The articles of incorporation and bylaws of the Holding Company, at least initially, will be virtually identical to those of the Bank. Accordingly, there will be no material differences between the rights of the Bank's present shareholders and the rights of shareholders receiving Holding Company Common Stock in the Reorganization. However, management of the Holding Company has discussed and may at some point in the future consider amending the articles of incorporation and bylaws of the Holding Company, although no such specific amendment is contemplated at this time. Future amendments are likely to contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of the Holding Company. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the Board of Directors. Such amendments might be considered by some shareholders not to be in their interests. As required by Virginia law, any such amendments to the articles of incorporation must be submitted to and approved by holders of more than two-thirds of the Holding Company Common Stock outstanding. See "The Proposed Reorganization."

Government Regulation and Supervision

         After the effective date, the Holding Company will be subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), and will be subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve") with respect to its operations as a bank holding company. The Bank will continue to be subject to regulation by the FDIC and the Virginia State Corporation Commission (the "SCC"). See "Regulation and Supervision."

Rights of Dissenting Shareholders

         Those shareholders of the Bank who object to the Reorganization will be entitled to dissenters rights as provided in the Virginia Stock Corporation Act (the "Virginia SCA"). See "The Proposed Reorganization-Rights of Dissenting Shareholders."

Conditions for Consummation, Anticipated Effective Date, and Termination

         Consummation of the Reorganization is subject to, among other things,
(i) the affirmative vote of more than two-thirds of the outstanding shares of Bank Common Stock, and (ii) the approval by the FDIC, the SCC, and the Federal Reserve. Applications for approval of the Reorganization have been filed, and the Reorganization is expected to be consummated on or about January 1, 1997. The Reorganization may be terminated by either the Holding Company or the Bank prior to the approval of the Agreement by the shareholders or by the mutual consent of the Board of Directors of the Holding Company and the Bank after any required shareholder approval are received. See "The Proposed Reorganization."


                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The following table sets forth certain selected financial information for the Bank. The selected financial information should be read in conjunction with the financial statements of the Bank and the related notes thereto in documents incorporated herein by reference. See "Available Information."


                                            Six Months                             Year Ended December 31,
                                        Ended June 30, (1)
                                     -------------------------- ---------------------------------------------------------------
                                        1996            1995           1995        1994        1993         1992        1991
                                        ----            ----           ----        ----        ----         ----        ----
                                                        (In thousands, except ratios and per share amounts)
Income Statement Data:
   Interest income                    $                $12,767       $26,073      $22,902     $21,436     $21,310      $22,167
                                          13,433
   Interest Expense                        6,279         5,981        12,343        9,748       9,209      10,547       12,606
   Net Interest Income                     7,154         6,786        13,730       13,154      12,227      10,763        9,561
   Provision for Loan Losses                 156            68           309          421         217         168          303
   Other Income                            1,342         1,039         2,126        2,207       2,235       2,170        1,818
   Other Expense                           4,264         4,199         8,234        8,082       7,511       7,251        6,792
   Income Tax Expense                      1,268         1,098         2,278        2,105       2,097       1,685        1,338
                                     ------------  ------------  ------------  -----------  ----------  ----------   ----------
   Net Income                              2,808         2,460         5,035        4,753       4,637       3,829        2,946
                                     ============  ============  ============  ===========  ==========  ==========   ==========

Per Share Data:  (3)
   Net Income                              $1.40         $1.23         $2.52        $2.38       $2.32       $1.91        $1.47
   Cash Dividend                            0.46          0.40          0.83         0.71        0.60        0.54         0.49
   Book Value                              17.79         16.10         17.08        15.02       13.67       11.95        10.58

Balance Sheet Data
   Assets                               $367,611      $342,324      $356,068     $344,473    $308,243    $297,189     $250,637
   Loans Net of Unearned Income          221,565       203,993       209,541      194,054     168,850     165,182      156,880
   Securities                            126,181       119,569       125,398      129,332     122,229     113,750       73,577
   Deposits                              318,492       301,978       319,578      297,006     279,290     269,355      226,683
   Shareholders' Equity                   35,580        32,207        34,154       30,046      27,335      23,898       21,149
   Average Shares Outstanding (3)      2,000,000     2,000,000     2,000,000    2,000,000   2,000,000   2,000,000    2,000,000

Performance Ratios: (2)
                                       6


   Return on Average Assets                 1.40%         1.42%         1.45%        1.43%       1.53%       1.41%        1.21%
   Return on Average Equity                15.92%        15.52%        15.48%       16.30%      18.03%      17.00%       14.57%
   Dividend Payout                         32.76%        32.52%        32.97%       29.87%      25.88%      28.21%       33.27%



                                            Six Months                             Year Ended December 31,
                                        Ended June 30, (1)
                                     -------------------------- ---------------------------------------------------------------
                                           1996          1995          1995          1994       1993         1992        1991
                                           ----          ----          ----          ----       ----         ----        ----
                                                   (In thousands, except ratios and per share amounts)
Asset Quality Ratios:
   Allowance for Loan Losses                1.28          1.30          1.31         1.28        1.30        1.28         1.32
       to Period end loans
   Allowance for Loan Losses              320.58        715.13        296.15       301.59      663.82      559.58       533.82
       to non-performing loans
   Non-performing assets and
foreclosed
       property to period end loans         0.40          0.18          0.39         0.43        0.22        0.23         0.28
   Net Charge-offs to average loans         0.10                        0.02         0.06        0.08        0.08         0.13
                                                         (0.05)

Capital  Ratios:
   Leverage                                 9.79          9.22          9.53         8.91        8.83        8.20         8.46
   Risk-based
       Tier I Capital                      16.98         16.44         16.74        16.10       16.45       14.61        14.18
       Total Capital                       18.23         17.69         17.99        17.35       17.70       15.92        15.59

(1) The financial information for the six months ended June 30, 1996 and 1995 are unaudited.
(2) Annualized for the six months ended June 30, 1996 and 1995.
(3) Adjusted for 100 percent stock dividend, December 1993.

                              GENERAL INFORMATION

Use and Revocation of Proxies

         If the enclosed Proxy is properly executed and returned in time for voting at the Special Meeting, the shares represented thereby will be voted in accordance with such instructions. If no instructions are given in a returned, executed Proxy, the Proxy will be voted in favor of the Reorganization, and in the discretion of the proxyholders as to any other matters which may properly come before the meeting. Proxies will extend to, and will be voted at, any properly adjourned session of the Special Meeting, unless otherwise revoked. If an adjournment is proposed, the persons named as proxies will vote in favor of such adjournment those Proxies which are entitled to be voted in favor of the Reorganization and against such adjournment those Proxies containing instructions to vote against the Reorganization unless the Shareholder clearly writes on the face of that Proxy specific instructions stating how the Proxy should be voted in the case of an adjournment proposed prior to a vote on the Reorganization.

         Execution of a Proxy will not affect a Shareholder's right to attend the Special Meeting and to vote in person. Any Shareholder who has executed and returned a Proxy for any reason desires to revoke it may do so at any time before the Proxy is exercised by filing with the Cashier of the Bank an instrument revoking it or a duly exercised Proxy bearing a later date, or by attending the Special Meeting and voting in person.

Shareholders Entitled to Vote and Vote Required

         Only holders of record of Bank Common Stock at the close of business on October 7, 1996 (the "Record Date") are entitled to vote at the Special Meeting. On the Record Date, there were 2,000,000 shares of Bank Common Stock, par value $10.00 per share, outstanding and entitled to vote. Each share of outstanding Bank Common Stock is entitled to one vote on all matters presented at the Special Meeting. In order for the Reorganization to become effective, more than two-thirds of the outstanding shares of Bank Common Stock must be voted in favor of the Reorganization.

         With regard to approval of the Reorganization, votes may be cast for or against the proposal or abstain from voting on the matter. Abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) have the effect of a vote against the proposal. Therefore, all shareholders, whether holding shares that are recorded under their name or in the name of a broker nominee, are encouraged to return a proxy card related to the Reorganization in a timely manner.

         Directors, Executive Officers and their affiliates beneficially own and may vote 108,506 of the outstanding shares of the Bank's Common Stock entitled to vote on the Reorganization, which shares represent 5.43% of the votes required to approve the Reorganization. The Bank believes that all of these shares will be voted FOR the Reorganization.

Solicitation of Proxies

         The Bank will bear its own expenses incident to soliciting proxies. Directors, Officers, and employees of the Bank acting without commission or other special compensation may solicit proxies in person, by telephone or by mail.

Financial Statements

         The consolidated financial statements for the year ended December 31, 1995 and summary financial information for the quarters ended March 31 and June 30, 1996, have previously been provided to Shareholders and are available upon request. Additional copies of the reports will be furnished without charge to Shareholders upon written request directed to the Bank's Cashier at the address set forth in "Available Information." The above-referenced financial statements and interim call reports will be available at the Special Meeting for inspection by Shareholders. Additional financial information will be provided upon request (see "Additional Information," above).


                           THE PROPOSED REORGANIZATION

Description of the Reorganization

         The Board of Directors of the Bank has unanimously approved the proposed Reorganization whereby the business of the Bank will be conducted under a Holding Company structure. The Holding Company will be organized under the laws of Virginia. The affirmative vote of persons holding more than two-thirds of the outstanding shares of Bank Common Stock will be required to approve the Reorganization.

         The Bank and the Holding Company have entered into the Agreement under the terms of which the Bank will become a wholly-owned subsidiary of the Holding Company in a share exchange transaction. The material terms of the Agreement are provided below. Pursuant to the Reorganization, each share of Bank Common Stock will be exchanged for one share of Holding Company Common Stock in a tax free transaction. The Articles of Incorporation and Bylaws of the Holding Company will be substantially identical to the Articles of Incorporation and Bylaws of the Bank. Upon consummation of the Reorganization, shareholders of the Bank automatically will become shareholders of the Holding Company and will receive one share of Holding Company Common Stock for each share of Bank Common Stock they hold immediately prior to the Effective Date.

         The Bank will conduct its business under the same name and in the same manner as it did prior to the Reorganization. The officers and personnel of the Bank will continue in their same capacity after the Reorganization. The Bank will pay all expenses incurred in connection with the Reorganization, including the costs of organizing the Holding Company.

Reasons for the Reorganization

         The financial services industry is one of the most rapidly changing segments of our nation's economy. Historical distinctions between different types of financial institutions are eroding rapidly as a result of new technology, legislative changes, and changing regulatory philosophies. In addition, traditional restrictions on branch banking have given way to multi-state banking and multi-bank holding companies. Accordingly, banks are subject to aggressive competition from a wide variety of institutions offering an expanding array of financial products and services. Current laws and regulations applicable to banks limit their ability to supplement traditional financial services and products and to diversify into other banking-related ventures in response to increasing competition and changing customer needs. The laws and regulations applicable to bank holding companies allow holding companies greater flexibility in expanding their markets and in increasing the variety of services they and their subsidiaries provide to customers. In addition, a holding company can buy back up to ten percent of its common stock outstanding without approval of any regulatory agency, as opposed to a state bank which can only buy back up to five percent of its outstanding common stock. The Bank has a number of large shareholders, and this flexibility may be particularly useful to respond to an improving equity position at the Bank or to react to the needs of a large shareholder to liquidate stock quickly. The Board of Directors of the Bank believes that the new corporate structure will enhance the institution's ability to compete and to respond effectively to changing market conditions.

         A holding company structure also might facilitate future affiliations between the Bank and other financial institutions. Although neither the Bank nor the Holding Company has made any commitment to expand significantly its market through acquisition of existing banks or to engage in activities other than those currently conducted by the Bank, the Board anticipates that the holding company structure will facilitate future combinations with other financial institutions, if suitable opportunities arise for acquisition, expansion, or affiliation. The holding company structure also may provide opportunities to engage in new activities related to banking. Finally, the Holding Company may provide more defenses against an unwanted attempt by another party to acquire or gain control of the Bank, although the Bank is not presently aware of anyone who has such plans.

         While the Holding Company will continue to evaluate various actions and strategies, management currently does not have any plans to take any specific actions following consummation of the Reorganization.

Management of the Holding Company

         At the Effective Date, the Board of Directors, officers and employees of the Bank will not change as a result of the Reorganization. Following the Reorganization, the Bank will keep its existing name and office locations and will continue to carry on its banking businesses in the same manner as before the Share Exchange. The Board of Directors of the Holding Company will consist of six individuals currently serving as directors of the Bank, Benham M. Black (Chairman), Lee S. Baker, Harry V. Boney, Jr., Jan S. Hoover, Martin F. Lightsey, and James S. Quarforth. Approval of the Reorganization by the shareholders of the Bank at the Special Meeting will be deemed to ratify the six designees as directors of the Holding Company. The executive officers of the Holding Company will be Harry V. Boney, Jr. - President; William P. Heath, Jr. - Vice President; and Fred D. Bowers - Secretary/Treasurer. The Board of Directors and executive officers of the Bank (and their affiliates) currently control approximately 5.43 percent of Bank Common Stock outstanding, and all of those individuals have indicated that they intend to vote for the Reorganization.

Principal Shareholders

         To the best of management's knowledge, as of the record date, the following individuals own either beneficially or of record more than 5% of the Bank's outstanding shares of common stock

Title of     Name and Address of         Amount and Nature of       Percent of
Class        Beneficial Owner            Beneficial Ownership          Class

Common       Carlyle Van d. Cochran              125,799               6.3
             Chevy Chase, Maryland

Common       Mocomp, Inc.                        146,836(1)            7.3
             Verona, Virginia

Common       John M. Moore                       101,054 (2)           5.0
             Staunton, Virginia

(1) Held by a Trust Under Agreement dated January 10, 1992; P. W. Moore, Trustor and P. W. Moore, Jr., Dorothy B. Moore and Benham M. Black, Trustees.

(2) Include 4,678 shares registered in the name of spouse. The reporting of such shares is not to be construed as an admission of beneficial ownership.

Anticipated Effective Date of Reorganization

         If the holders of more than two-thirds of the outstanding shares of Bank Common Stock approve the Reorganization, the Reorganization will become effective upon satisfaction of certain conditions and the receipt of required regulatory approvals, including approvals by the FDIC and the Federal Reserve. Applications for approval of the Reorganization have been filed with the Federal Reserve, FDIC and the

Bureau of Financial Institutions of the SCC. Subject to receipt of all requisite regulatory approvals and the satisfaction of all other conditions to the Reorganization, the objective is to have the Reorganization declared effective on or about January 1, 1997 (the "Effective Date").

Conversion and Exchange of Stock

         On the Effective Date, shareholders of the Bank will become shareholders of the Holding Company. Each share of Bank Common Stock, par value $10.00 per share, will be exchanged and converted into one share of Holding Company Common Stock, par value $5.00 per share (the "Exchange Ratio"). Outstanding certificates representing shares of Bank Common Stock will thereafter represent the same number of shares of Holding Company Common Stock. Upon consummation of the Reorganization, promptly after the Effective Date, the Bank, as exchange agent, will mail to Bank Common Stock shareholders who hold stock immediately prior to the Effective Date a letter of transmittal and instructions relating to the exchange of their Bank Common Stock certificates representing the number of shares of Holding Company Common Stock into which their Bank Common Stock has been converted as a result of the Reorganization. BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH INSTRUCTIONS.

Federal Income Tax Consequences

         The Reorganization is intended to qualify as a "reorganization" under
Section 368(a)(1)(B) of the Internal Revenue Code, and the material federal income tax consequences summarized below are based on that assumption. One condition to consummation of the Reorganization is the Bank's receipt of an opinion of Mays & Valentine, counsel to the Bank and Holding Company, that the Reorganization will qualify as a reorganization under Section 368(a)(1)(B) and that, for the Bank's shareholders who receive Holding Company Common Stock for their Bank Common Stock, the exchange will result in the non-recognition of gain or loss. A copy of that opinion is available for inspection as an exhibit to the Registration Statement and upon request from Fred D. Bowers, Senior Vice President & Cashier, Planters Bank & Trust Company of Virginia, 24 South Augusta Street, P. O. Drawer 1309, Staunton, Virginia 24402-1309.

         The Bank's shareholders will not recognize any gain or loss on the exchange of Bank Common Stock solely for Holding Company Common Stock. A shareholder's tax basis in the shares of Holding Company Common Stock received in exchange for his Bank Common Stock will equal his tax basis in the shares of Bank Common Stock exchanged therefor. The holding period for those shares of Holding Company Common Stock will include the shareholder's holding period for the shares of Bank Common Stock exchanged therefor, if they are held as a capital asset at the time of the exchange.

         Upon consummation of the Reorganization, no gain or loss will be recognized by the Holding Company or Bank.

         It is intended that the Reorganization will receive accounting treatment similar to that for a pooling of interests.

         The foregoing discussion of federal income tax consequences is a summary of general information material to most shareholders. Due to the individual nature of the tax consequences of a Reorganization, each Bank shareholder is urged to consult his or her own tax advisor with regard to federal, state and local tax consequences of the Reorganization.

Required Regulatory Approvals

         The Reorganization must be approved by the Federal Reserve, FDIC and the SCC. Management of the Bank has filed the required applications for approval of the Reorganization with the appropriate regulatory authorities. Subject to the approval of the Federal Reserve, FDIC and the SCC and the satisfaction of all other conditions to the Reorganization, Management believes that the Reorganization will be declared effective on or about January 1, 1997.

Possible Abandonment of the Reorganization

         Consummation of the Reorganization is subject to obtaining the required shareholder approval and various regulatory approvals. The Agreement may be terminated by the unilateral action of the Boards of Directors of the Bank or the Holding Company prior to the approval of the Reorganization by the shareholders or by mutual consent of the respective Boards of Directors of the Bank and the Holding Company after any required shareholder approval has been obtained.

Rights of Dissenting Shareholders

         A shareholder of Bank Common Stock who objects to the Reorganization (a "Dissenting Shareholder") and who complies with provisions of Article 15 of Title 13.1 of the Virginia SCA (specifically "Article 15") may demand the right to receive a cash payment, if the Reorganization is consummated, for the fair value of his or her stock immediately before the Effective Date, exclusive of any appreciation or depreciation in anticipation of the Reorganization unless such exclusion would be inequitable. In order to receive payment, a Dissenting Shareholder must deliver to the Bank prior to the Special Meeting a written notice of intent to demand payment for his or her shares if the Reorganization is consummated (an "Intent to Demand Payment") and must not vote his or her shares in favor of the Reorganization. The Intent to Demand Payment should be addressed to Fred D. Bowers, Senior Vice President & Cashier, Planters Bank & Trust Company of Virginia, 24 South Augusta Street, P. O. Drawer 1309, Staunton, Virginia 24402-1309. A VOTE AGAINST THE REORGANIZATION WILL NOT ITSELF CONSTITUTE SUCH WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

         A shareholder of record of Bank Common Stock may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the Bank in writing of the name and address of each person on whose behalf he/she asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares to which he/she dissents and his/her other shares were registered in the names of different shareholders. A beneficial shareholder of Bank Common Stock may assert dissenters' rights as to shares held on his/her behalf by a shareholder of record only if (i) he/she submits to the Bank the record shareholder's written consent to the dissent not later than the time when the beneficial shareholder asserts dissenters' rights, and (ii) he/she dissents with respect to all shares of which he/she is the beneficial shareholder or over which he/she has power to direct the vote.

         Within 10 days after the Effective Date, the Bank is required to deliver a notice in writing (a "Dissenter's Notice") to each Dissenting Shareholder who has filed an Intent to Demand Payment and who has not voted such shares in favor of the Reorganization. The Dissenter's Notice shall (i) state where the demand for payment (the "Payment Demand") shall be sent and where and when stock certificates shall be deposited; (ii) supply a form for demanding payment; (iii) set a date by which the Bank must receive the Payment Demand; and
(iv) be accompanied by a copy of Article 15. A Dissenting Shareholder who is sent a Dissenter's Notice must submit the Payment Demand and deposit his or her stock certificates in accordance with the terms of, and within the time frames set forth in, the Dissenter's Notice. As a part of the Payment Demand, the Dissenting Shareholder must certify whether he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of the terms of the proposed Reorganization (the "Announcement Date"), which was October 18, 1996. The Bank will specify the Announcement Date in the Dissenter's Notice.

         Except with respect to shares acquired after the Announcement Date, the Bank shall pay a Dissenting Shareholder the amount the Bank estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be made within 30 days of receipt of the Dissenting Shareholder's Payment Demand. As to shares acquired after the Announcement Date, the Bank is only obligated to estimate the fair value of the shares, plus accrued interest, and to offer to pay this amount to the Dissenting Shareholder conditioned upon the Dissenting Shareholder's agreement to accept it in full satisfaction of his or her claim.

         If a Dissenting Shareholder believes that the amount paid or offered by the Bank is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, that Dissenting Shareholder may notify the Bank of his or her own estimate of the fair value of his shares and amount of interest due and demand payment of such estimate (less any amount already received by the Dissenting Shareholder) (the "Estimate and Demand"). The Dissenting Shareholder must notify the Bank of the Estimate and Demand within 30 days after the date the Bank makes or offers to make payment to the Dissenting Shareholder.

         Within 60 days after receiving the Estimate and Demand, the Bank must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Shareholder's shares and accrued interest, or the Bank must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against the Bank, except that the court may assess costs against all or some of the Dissenting Shareholders to the extent the court finds that the Dissenting Shareholders did not act in good faith related to the Estimate and Demand.

         The foregoing discussion is a summary of the material provisions of
Article 15. Shareholders are strongly encouraged to review carefully the full text of Article 15, which is included as Appendix B to this Proxy Statement. The provisions of Article 15 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his or her Dissenting Shareholder's rights. Any shareholder who intends to dissent from the Reorganization should review the text of those provisions carefully and also should consult with his attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Bank shareholders, except as indicated above or otherwise required by law.

         Any Dissenting Shareholder who perfects his/her right to be paid the fair value of his/her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his/her shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Reorganization-Certain Federal Income Tax Consequences."

Historical and Pro Forma Capitalization

         The table below sets forth the capitalization of the Bank as of June 30, 1996, and the pro forma capitalization of the Bank and Holding Company as adjusted to reflect the consummation of the Reorganization.

                                                                        Holding
Prior to the Reorganization                                 Bank        Company
                                                         ----------     -------
Number of shares of Capital Stock
     Authorized Common Stock .....................        5,000,000        0
     Issued and Outstanding Common Stock .........        2,000,000        0

Shareholders' Equity
     Common Stock ................................      $20,000,000      $ 0
     Surplus .....................................        3,554,034        0
     Undivided Profits ...........................       12,376,603        0
     Net Unrealized Gains on Securities Available-
         for-Sale, Net of Tax Effect .............         (351,066)       0
                                                        -----------      ---
Total Shareholders' Equity .......................      $35,579,571        0
                                                        ===========      ===

                                                                 Pro Forma
                                                                 ---------
                                                                         Holding
After the Reorganization    (1)                              Bank        Company
                                                             ----        -------
   Number of shares of Common Stock
        Authorized Common Stock......................     5,000,000    5,000,000
        Issued and Outstanding Common Stock .........     2,000,000    2,000,000

   Shareholders' Equity (2)
        Common Stock.................................   $20,000,000  $10,000,000
        Surplus......................................     3,554,034   25,579,571
        Undivided Profits............................    12,376,603
        Net Unrealized Gains on Securities Available-
            for-Sale, Net of Tax Effect..............      (351,066)
                                                        -----------
Total Shareholders' Equity                              $35,579,571  $35,579,571
                                                        ===========  ===========

-----------------

(1) It is intended that the Reorganization will receive accounting treatment similar to that for a pooling of interests.

(2) At the Effective Date, each of the issued and outstanding shares of Bank common stock, par value $10.00 will be converted into and become one share of Holding Company common stock, par value $5.00, and the shareholders of the Bank will thereupon become shareholders of the Holding Company. The Holding Company will then own all the outstanding shares of Bank common stock.

Future Plans for the Holding Company

         Although the determination has not yet been made, the Board of Directors of the Holding Company expect to review the Holding Company's Articles of Incorporation and Bylaws soon after the Reorganization is consummated. Specifically, the Board of Directors intends to consider restating the Articles of Incorporation and the Bylaws to provide for greater indemnification of officers and directors, limitation of liability for officer and directors, authorization of preferred stock, and certain changes which may make a takeover of the Holding Company without Board of Directors approval more difficult to accomplish. Any such changes would have to be submitted to the shareholders for review and approval before they could become effective.

       THE BOARD OF DIRECTORS OF PLANTERS BANK & TRUST COMPANY OF VIRGINIA
           RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT

                    PLANTERS BANK & TRUST COMPANY OF VIRGINIA

The Bank

General

         On October 1, 1977 Augusta Bank & Trust Company and Planters Bank & Trust Company merged under the charter of Augusta Bank & Trust Company with the name changed to Planters Bank & Trust Company of Virginia and its main office located at the intersection of U.S. Route 250 and State Route 640. In May 1987, the main office was moved to 24 South Augusta Street, Staunton, Virginia. Prior to the merger, Augusta Bank & Trust Company was a bank organized under the laws of the Commonwealth of Virginia on October 29, 1971, and began business September 1, 1972 with its main office located on U.S. Route 250 and State Route 640, Fishersville, Virginia. Planters Bank & Trust Company, before the merger, was a bank organized under the laws of the Commonwealth of Virginia on September 13, 1911, opened for business November 21, 1911 with its main office at 24 South Augusta Street, Staunton, Virginia,

         Securities of the Bank consist of one class -- Common Stock. There are 2,000,000 shares outstanding held of record by 1,083 stockholders as of June 30, 1996. The Bank is authorized to issue the aggregate number of five million (5,000,000) shares of Common Stock of the par value of ten dollars ($10.00) per share.

         The Bank's main office is located at 24 South Augusta Street, Staunton, Virginia. Branch offices are located in Staunton, Virginia, at (1) 2307 West Beverley Street, (2) 2201 North Augusta Street, and (3) 1135 Richmond Road. Branches are located in Augusta County at (1) 132 Greenville Road, Stuarts Draft, (2) U.S. Route 11 in Verona, (3) 1480 Greenville Avenue, Staunton and (4) the intersection of U.S. Route 250 and State Route 640 in Fishersville. A branch is located in Waynesboro, Virginia, at the intersection of North Poplar and Ohio Streets. A branch is located in Rockingham County at 106 Sixth Street, Grottoes, Virginia. The Bank employs one hundred and fifty-five (155) full-time employees and nineteen (19) part-time employees.

         The Bank's trade area includes approximately 80% of Augusta county, Virginia, and encompasses the independent cities of Staunton, Waynesboro and the Grottoes, Virginia area in Rockingham County. The population of the trade area is estimated to be approximately 105,000.

         During the preceding three years, the Bank increased in total assets and in the number of customers served by both acquisition and expansion.

         The Bank, on April 15, 1994, purchased the Grottoes, Virginia office of First Union National Bank of Virginia, and operates this facility as a branch of the Bank.

         The Bank, in January 1996, formed Planters Insurance Agency, Inc., a wholly-owned subsidiary of the Bank, which is licensed to sell title insurance.

Competition

         Based upon total assets at December 31,1995, the Bank is the largest community-based bank or thrift institution among those institutions with its parent company headquartered in Staunton. However, the Bank continues to face significant competition both in making loans and in attracting deposits. The Bank's competition comes not only from commercial banks and savings banks, but also from savings and loan associations, mortgage banking subsidiaries of regional commercial banks, subsidiaries of national mortgage bankers, insurance companies, and other institutional lenders. Specifically, NationsBank, First Virginia Bank-Shenandoah Valley, Jefferson National Bank, First Union National Bank of Virginia, Crestar Bank, Shenandoah National Bank, F&M Bank-Massanutten, Bank of Rockbridge, and Community Federal Savings Bank operate a total of 30 offices within the trade area of the Bank. Many of these larger institutions offer a wide array of banking products at competitive prices based upon a larger customer base than the Bank's. Also, management of the Bank believes competition will continue to increase as a result of the reduction in the restrictions on interstate operations of financial institutions. In addition, the Bank competes for deposits from short-term money market mutual funds and other corporate and government securities funds.


Description of Common Stock

         The only capital stock of the Bank is its common stock, par value $10.00 per share, of which 5,000,000 shares are authorized and 2,000,000 shares were issued and outstanding as of June 30, 1996.

         The holders of Bank common stock are entitled to dividends, out of funds legally available therefor, when and as declared by the Board of Directors. Holders of Bank common stock are entitled to one vote for each share held. Holders do not possess cumulative voting rights in the election of directors or preemptive rights to purchase additional shares of Bank common stock.

         In the event of liquidation of the Bank, after payment of all debts and expenses, the remaining assets of the Bank would be distributed to the holders of Bank common stock ratably according to the number of shares held by each of them.

         The outstanding shares of Bank common stock are fully paid and nonassessable.

         The Bank acts as its own transfer agent for its common stock.

         The Bank furnishes its shareholders with annual reports which contain audited consolidated financial statements for the Bank for the prior three years and summary financial information for the prior five-year period.


Market for Bank Common Stock

         The Bank's stock is not listed for trading on a registered exchange or quoted on the National Association of Securities Dealers Automated Quotation (NASDAQ) System, and trades in the Bank's stock occur infrequently on a local basis. Accordingly, there is no established public trading market for shares of the Bank's stock, and quotations set forth below do not necessarily reflect the price that would be paid in an active and liquid market. While there are no "market makers," local brokerage offices will match or pair "buy" and "sell" orders. As of June 30, 1996, the Bank had 1,083 shareholders of record.

         Management understands that several transfers have occurred since year-end in which the price per share ranged from $37.00 to $43.00. To the best knowledge of management, the most recent trade in Bank stock was on September 19, 1996, in the amount of 50 shares at a sales price of $43.00 per share.

         It is expected that, at least initially, Holding Company common stock will be traded in a manner essentially similar to Bank common stock.

         There can be no assurance as to the market or trading value of Holding Company Common Stock at the Effective Date or at any time thereafter.

                  DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK

Authorized and Outstanding Capital Stock

         The Holding Company is authorized to issue up to 5,000,000 shares of its common stock, par value $5.00 per share. As of June 30, 1996, the Bank had 2,000,000 shares of Common Stock outstanding held by 1,083 shareholders of record. No shares of preferred stock were issued or authorized by the Bank. The following summary description of the capital stock of the Holding Company is qualified in its entirety by reference to the Articles of Incorporation of the Holding Company (the "Holding Company's Articles") and the Holding Company's Bylaws, copies of which are available upon written request to the Cashier of the Bank at its principal office.


Common Stock

         The holders of Holding Company Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to certain limitations on the payment of dividends, holders of Holding Company Common Stock are entitled to receive dividends when declared by the Holding Company's Board of Directors for which funds are legally available.

         All shares of Holding Company Common Stock to be issued in the Reorganization are fully paid (or will be fully paid) and nonassessable. Holders of common stock will not be entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of holders of preferred stock, if and when authorized and issued. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.


Dividends

         The holders of Holding Company Common Stock will be entitled to share ratably in dividends when and as declared by the Holding Company Board of Directors out of funds legally available therefor. The principal sources of income to Holding Company will be dividends from the Bank.

         The Bank, as a Virginia chartered bank, is prohibited from paying a dividend that would impair its paid-in-capital. In addition, the Virginia SCC may limit the payment by an Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure a bank's financial soundness.

         Under current federal law, insured depository institutions, such as the Bank, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is defined in federal law). Based on the Banks' current financial condition, the Holding Company does not expect that this provision will have any impact on its ability to obtain dividends from its insured depository institution subsidiary.

         As a result of these legal restrictions, there can be no assurance that the dividends would be paid in the future by the Holding Company's bank subsidiary. The final determination of the timing, amount and payment of dividends on the Holding Company Common Stock is at the discretion of the Holding Company's Board of Directors and will depend upon the earnings of the Holding Company and the Bank, the financial condition of the Holding Company and other factors, including general economic conditions and applicable governmental regulations and policies.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

General

         The Bank is a state bank organized as a Virginia corporation and, therefore, subject to the provisions of the Virginia SCA. Shareholders of the Bank, whose rights are governed by the Bank's Articles of Incorporation and Bylaws, will become shareholders of the Holding Company upon consummation of the Reorganization. Upon consummation of the Reorganization, the rights of shareholders of the Holding Company will be governed by the Holding Company's Articles and Bylaws and by the Virginia SCA.

         Except as otherwise discussed below, there are no material differences between the rights of the Bank's shareholders and the rights of shareholders receiving Holding Company Common Stock in the Reorganization. The Articles of Incorporation and the Bylaws of the Bank and the Holding Company are substantially identical in all respects. However, management may at some point consider amendment of the Articles of Incorporation or Bylaws of the Holding Company subsequent to consummation of the Reorganization, but no such specific amendments are contemplated at this time. As required by Virginia law, the shareholders of the Bank and its successor will be solicited separately related to such proposals and will have an opportunity to vote on matters requiring such vote.

         The rights of the shareholders of the Bank and the Holding Company are virtually identical in all respects. Neither group has preemptive rights to subscribe for and purchase additional shares of stock or cumulative voting rights with respect to the election of directors. In addition, there will be no increase in the number of authorized shares of common stock for issuance by the Holding Company. The Holding Company's Articles of Incorporation do not at this time authorize the issuance of any preferred class of stock, significantly change the maximum or minimum number of directors permitted to serve on the Board of Directors, affect the terms for removal of directors, vary the vote required to approve certain significant corporate actions, nor change the limitation of liability and indemnification provisions applicable to officers and directors, in any respect from that currently applicable under the Bank's Articles of Incorporation and Bylaws.

         In transactions involving mergers of Virginia banks which are governed by Article 5 of the Virginia Banking Act, shareholders of state banks do not have any dissenters' rights under the Virginia SCA. Therefore, if the Bank were to engage in a merger transaction with another Virginia bank or national bank doing business in the state, the shareholders of the Bank would not have the right to dissent under Article 15 of the Virginia SCA. Conversely, if the Holding Company were to merge with another entity, the shareholders of the Holding Company would have the right to dissent from the transaction.


                           REGULATION AND SUPERVISION

The Bank

         The Bank operates, and upon consummation of the Reorganization will continue to operate, as a state banking association subject to supervision and regulation by the Bureau of Financial Institutions of the SCC. The Bureau of Financial Institutions regulates all areas of a state bank's commercial banking and trust operations including reserves, loans, mergers, payment of dividends, establishment of branches and other aspects of operations.

         Additionally, the Bank is and will be insured by and continue to be subject to the regulations of the FDIC. The Bank is currently not a member of the Federal Reserve System. A major function of the FDIC with respect to insured member banks is to pay depositors to the extent provided by law in the event an insured bank is closed without adequately providing for the claims of depositors.

         The earnings and growth of the banking industry are affected by the general conditions of the economy and by the fiscal and monetary policies of the Federal Government and its agencies, including the Federal Reserve Bank. The Board of Governors regulates money and credit conditions and, as a result, has a strong influence on interest rates and on general economic conditions. The effect of such policies in the future on the business an earnings of the Bank cannot be predicted with certainty.

The Holding Company

         At the time the Holding Company acquires the shares of the Bank, and thereby becomes a bank holding company within the meaning of the BHCA, it will be registered as a bank holding company with the Federal Reserve Bank, and will then be subject to ongoing regulation, supervision and examination by the Federal Reserve Bank. The Holding Company will be required to file with the Federal Reserve Bank periodic and annual reports and other information concerning its own business operations and those of its subsidiaries. In addition, the BHCA requires a bank holding company to obtain Federal Reserve Bank approval before it acquires, directly or indirectly, ownership or control of any voting shares of a second or subsequent bank if, after such acquisition, it would own or control more than 5% of such shares, unless it already owns or controls a majority of such voting shares. Federal Reserve Bank approval must also be obtained before a bank holding company acquires all or substantially all of the assets of another bank or merges or consolidates with another bank holding company. Any acquisition by a bank holding company of more than 5% of the voting shares, or of all or substantially all of the assets, of a bank located in another state may not be approved by the Federal Reserve Bank unless such acquisition is specifically authorized by the laws of that second state.

         A bank holding company is prohibited under the BHCA, with limited exceptions, from acquiring or obtaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank, or from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to or performing services for its subsidiaries. One of the exceptions to these prohibitions permits a bank holding company to engage in, or acquire an interest in a company which engages in activities which, after due notice and opportunity for hearing, the Federal Reserve Bank by regulation or order has determined is so closely related to banking or of managing or controlling banks as to be a proper incident thereto. Specific non-banking activities which current regulations of the Federal Reserve Bank state are sufficiently closely related to banking include, among others:
(1) making or acquiring loans and other extensions of credit such as would be made by mortgage, finance, credit card or factoring companies; (2) operating as an industrial bank; (3) performing the functions of a trust company; (4) acting as an investment or financial advisor; (5) leasing real or personal property or acting as agent, broker, or adviser in leasing such property; (6) making investments to promote community welfare; (7) providing bookkeeping or data processing services; (8) acting as an insurance agent or broker with respect to insurance that is directly related to the extension of credit or other financial services; (9) providing certain types of courier services; (10) providing certain kinds of management consulting advice to nonaffiliated banks; (11) selling at retail money orders having a face value of not more than $1,000, travelers' checks, and U.S. savings bonds; (12) performing appraisals of real estate and personal property; (13) providing securities brokerage services; (14) underwriting and dealing in obligations of the United States, general obligations of state and political subdivisions, and certain other bank-eligible securities; (15) providing information regarding foreign exchange markets; (16) performing certain services in connection with the execution and performance of certain futures contracts; (17) providing consumer financial counseling; (18) providing check guaranty services; and (19) operating a collection agency or credit bureau. Other financially related activities have been permitted by the Federal Reserve Bank by order on a case-by-case basis. At the present time, the Holding Company has no plans to engage in any nonbanking activities permissible for bank holding companies, but it may at some future date choose to do so.

         A bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the provision of any credit, property or services. Thus, the subsidiary of a bank holding company may not extend credit, lease or sell property, furnish any services or fix or vary the consideration for these activities on the condition that (1) the customer must obtain some additional credit, property or services from, or provide additional property or services to, the bank holding company or any subsidiary thereof, or (2) the customer may not obtain some other credit property or services from a competitor, except to the extent reasonable conditions are imposed to insure the soundness of credit extended.

         A bank holding company may not, without providing prior notice to the Federal Reserve Bank, purchase or redeem its own stock if the gross consideration to be paid, when added to the net consideration paid by the company for all purchases or redemptions by the company of its equity securities within the preceding 12 months, will equal 10% or more of the company's consolidated net worth.

         Under certain amendments to the Virginia Financial Institutions Holding Company Act that became effective July 1, 1983, no corporation, partnership or other business entity may acquire, or make any public offer to acquire, more than 5% of the stock of any Virginia financial institution, or any Virginia financial institution holding company, unless it first files an application with the SCC. The SCC is directed by the statute to solicit the views of the affected financial institution, or financial institution holding company, with respect to such stock acquisition, and is empowered to conduct an investigation during the 60 days following receipt of such an application. If the SCC takes no action within the prescribed period, or if during the prescribed period it issues notice of its intent not to disapprove an application, the acquisition may be completed. The BHCA may disapprove an application or approve an application subject to such conditions as it may deem advisable.

         In addition to the filings required by the Federal Reserve Bank as discussed above, the Holding Company, upon consummation of the Reorganization and on a continuing basis thereafter, will be required to make certain periodic filings with the Securities and Exchange Commission (the "SEC") as well as file certain reports on the occurrence of certain material events specified in the Securities and Exchange Act of 1934, as amended (the "1934 Act"). The Holding Company will be required to file quarterly and annual reports with the SEC under
Section 13 of the 1934 Act, furnish annual reports to shareholders prior to annual meetings of shareholders, and send proxy statements to shareholders prior to any shareholders' meeting, all of which must comply with the provisions of the 1934 Act. In addition, directors, officers and certain shareholders must make some detailed disclosures under the 1934 Act.


                                  LEGAL MATTERS

         The legality of Holding Company common stock to be issued pursuant to the Reorganization will be passed upon for the Holding Company by the law firm of Mays & Valentine, Richmond, Virginia, which has acted as counsel to the Bank and the Holding Company in connection with the Reorganization.



                              SHAREHOLDER PROPOSALS

         In the event the Reorganization is consummated prior to the scheduled 1997 Annual Meeting of Shareholders of the Bank, the Holding Company will be conducting such annual meeting of shareholders. Shareholder proposals intended to be presented at the Bank's 1997 Annual Meeting, or, in lieu thereof, the Holding Company's 1997 Annual Meeting, must be submitted to the Bank by December 1, 1996 in order to be considered for inclusion in the proxy materials for such meeting.

                                                                     APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of July 30, 1996, by and among Virginia Financial Corporation a proposed bank holding company organized under the laws of Virginia, with its principal office in Staunton, Virginia (the "Holding Company"), and Planters Bank & Trust Company of Virginia, a banking corporation organized under the laws of the Commonwealth of Virginia, with its Main Office in Staunton, Virginia (the "Bank").

                                   WITNESSETH:

        The respective Boards of Directors of the Holding Company and the Bank have resolved that the reorganization of the Bank under a holding company structure pursuant to a statutory share exchange transaction under The Virginia Stock Corporation Act (the "Share Exchange") so that the Bank will become a wholly-owned subsidiary of the Holding Company, is in the respective best interests of the constituent corporations and their shareholders. To that end, each such Board has approved this Agreement and Plan of Reorganization.

        NOW THEREFORE, in consideration of the mutual agreements set forth herein, the constituent corporations agree as follows:

        1. The Share Exchange. At the Effective Date of the Share Exchange, the Bank shall become a banking subsidiary of the Holding Company. The Share Exchange shall be effective upon the issuance of a Certificate of Share Exchange by The Virginia State Corporation Commission upon filing of a Plan of Share Exchange by the Constituent Corporations, substantially in the form attached hereto as Appendix I.

         2. Name; Articles of Incorporation; Bylaws; Offices. At the Effective Date, the name, articles and bylaws of the Bank will not change. The main office and branches of the Bank immediately prior to the Share Exchange shall not change as a result of the Share Exchange.

        3. Conversion of Shares. Upon, and by reason of, the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission (the "Effective Date"), no cash shall be allocated to the shareholders of the Bank, and stock shall be issued and allocated as follows:

               (a) Each of the issued and outstanding shares of common stock of the Bank ("Bank Common Stock") shall be automatically exchanged for one share of common stock of the Holding Company ("Holding Company Common Stock"). Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equal number of shares of Holding Company Common Stock. As soon a practicable thereafter, the Holding Company will issue new stock certificates representing the additional shares of Holding Company Common Stock received in the Share Exchange. Each holder of Bank Common Stock, upon the surrender of his Bank stock certificates to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Holding Company Common Stock, but shareholders will not be required to surrender their Bank stock certificates.

               (b) Shares of Bank Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares held by the Holding Company.

        4. Capital of the Bank. The capital, surplus and undivided profits of the Bank at the Effective Date will be equal to the capital structure of the Bank at June 30, 1996, adjusted, however, for capital contributions, normal earnings and expenses, and other capital changes between June 30, 1996, and the Effective Date.

        5. Board of Directors; Officers. (a) At the Effective Date, the boards of directors of the Bank and the Holding Company shall continue to serve as the directors of the Bank and the Holding Company, respectively, except as otherwise determined in the discretion of the Boards prior to the Effective Date, until the next annual meeting or until such time as their successors have been elected and qualified.

               (b) At the Effective Date, the respective officers of the Bank and the Holding Company shall continue to serve in their then current positions until such time as their successors have been elected or appointed.

         6. Rights of Dissenting Shareholders. Shareholders of the Bank who dissent from the Share Exchange will not be entitled to the dissenters' rights and remedies set forth in the provisions of Sections 13.1-729 et seq. of The Virginia Stock Corporation Act.

        7. Conditions to the Share Exchange. Consummation of the Share Exchange is conditioned upon (i) the approval of this Agreement by the affirmative vote of the shareholders owning more than two-thirds of the outstanding shares of common stock of the Bank at a meeting to be held on the call of its board of directors, (ii) the receipt of the required regulatory approvals, and (iii) the receipt of an opinion of counsel as to the tax-free nature of the transaction. Upon the satisfaction of the foregoing conditions, the Share Exchange shall become effective at the time specified in a Certificate of Share Exchange to be issued by the Virginia State Corporation Commission approving the Share Exchange.

        8. Termination. This Agreement may be terminated by the unilateral action of either of the boards of directors of the Bank or the Holding Company prior to the approval of the Agreement by the Bank's shareholders or by the mutual consent of the respective boards of directors of the Bank and the Holding Company after the Bank's shareholders approve the transaction. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Bank or the Holding Company or any of their directors, officers, employees, agents or shareholders.

        WITNESS, the following signatures and seals for the parties, each hereunto set by its President and attested by its Cashier or Secretary, pursuant to duly authorized resolutions of its board of Directors.

                              [Signatures Omitted]

                                                                    APPENDIX I

                             PLAN OF SHARE EXCHANGE
                                     BETWEEN
                    PLANTERS BANK & TRUST COMPANY OF VIRGINIA
                                       AND
                         VIRGINIA FINANCIAL CORPORATION


         Pursuant to this Plan of Share Exchange ("Plan of Share Exchange"), PLANTERS BANK & TRUST COMPANY OF VIRGINIA, a Virginia corporation (the "Bank"), shall become a wholly owned subsidiary of VIRGINIA FINANCIAL CORPORATION (the "Holding Company"), a Virginia corporation pursuant to a share exchange under
Section 13.1-717 of the Virginia Stock Corporation Act.



                                    ARTICLE 1
                   Terms and Conditions of the Share Exchange

         1.1 The Share Exchange. Pursuant to the Agreement and Plan of Reorganization made and entered into as of July 30, 1996 (the "Reorganization Agreement"), at the Effective Date, the Bank shall become a wholly owned subsidiary of the Holding Company through the exchange of each outstanding share of common stock of the Bank for shares of the common stock of the Holding Company in accordance with Section 2.1 of this Plan of Share Exchange and pursuant to a share exchange under Section 13.1-717 of the Virginia Stock Corporation Act (the "Share Exchange"). At the Effective Date, the Share Exchange shall have the effect as provide in Section 13.1-721 of the Virginia Stock Corporation Act.

         1.2 Name. When the Share Exchange is effected, the name of the Bank as set forth in the Bank's Articles of Incorporation shall not change.

         1.3 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Bank in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until otherwise amended or repealed. The Articles of Incorporation and Bylaws of the Holding Company in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until otherwise amended or repealed.

                                    ARTICLE 2
                           Manner of Exchanging Shares

         2.1 Exchange of Shares. Upon, and by reason of, the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission, no cash, except as set forth in section 2.3 below, shall be allocated to the shareholders of the Bank, and stock shall be issued and allocated as follows:

                  (a) Each share of common stock, par value $10.00 per share, of the Bank ("Bank Common Stock") issued and outstanding immediately prior to the Effective Date shall be entitled to the exchange rights set forth in this
Section 2.1 or to their rights under Article 15 of the Virginia Stock Corporation Act as set forth in Section 2.5 below. On the Effective Date, each shareholder of the Bank immediately prior to the Effective Date shall be entitled to exchange each such share of Bank Common Stock held for one share of Holding Company Common Stock (the "Exchange Ratio"). Each holder of a certificate which immediately prior to the Effective Date represented shares of Bank Common Stock, upon the surrender of his Bank stock certificates to the Holding Company, duly endorsed for transfer in accordance with Section 2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Holding Company Common Stock that such Bank stock certificates shall entitle him to pursuant to the Exchange Ratio. After the Effective Date, each such former holder of Bank Common Stock shall have the right to receive (i) any dividend or other distribution payable at or as of any time after the Effective Date to holders of record of Holding Company Common Stock at or as of any time after the Effective Date, and (ii) the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2.

                  (b) Shares of Bank Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be denoted on the books and records of the Bank as held of record by the Holding Company.

         2.2 Manner of Exchange. As promptly as practicable after the Effective Date, the Holding Company shall cause Planters Bank & Trust Company of Virginia, or its duly appointed agent, acting as the exchange agent ("Exchange Agent") to send to each former shareholder of record of the Bank immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of Bank Common Stock (other than shares held by shareholders who perfect their dissenters' rights as provided under Section 2.5 hereof) for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a Bank shareholder shall be entitled to receive in exchange for such shareholder's shares of Bank Common Stock, and any dividends paid on any shares of Holding Company Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of Bank Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to the Holding Company and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.3 Fractional Shares. No fractional shares of Holding Company Common Stock or scrip evidencing such fractional shares shall be issued, but in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Holding Company Common Stock multiplied by market value of Bank Common Stock as of the Effective Date will be paid by the Holding Company.

         2.4 Voting and Dividends. Former shareholders of the Bank shall be entitled to vote after the Effective Date at any meeting of Holding Company shareholders the number of whole shares of Holding Company Common Stock for which their shares of the Bank Common Stock are exchanged, regardless of whether such holders have exchanged their certificates representing shares of the Bank Common Stock. No dividend or other distribution payable to the holders of record of Holding Company Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of the Bank Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 hereof, promptly after which time all such dividends or distributions shall be paid (without interest).

         2.5 Rights of Dissenting Shareholders. Shareholders of the Bank who object to the Share Exchange will be entitled to the dissenters' rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.

                                    ARTICLE 3
                                   Termination

         This Plan of Share Exchange may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 8 of the Reorganization Agreement.

                                      PROXY

                    PLANTERS BANK & TRUST COMPANY OF VIRGINIA
                  Solicited on Behalf of the Board of Directors


         Martin F. Lightsey and Steven C. Corell or either of them, with power of substitution to each, are hereby authorized to represent the undersigned and vote all shares of Planters Bank & Trust Company of Virginia (the "Bank") standing in the name of the undersigned at the Special Meeting of Shareholders of the Bank to be held at 24 South Augusta Street, Staunton, Virginia, on Thursday, November 14, 1996 at 7:30 p.m., or any adjournment thereof, on each of the following matters.

1. Proposal to approve the Agreement and Plan of Reorganization dated as of July 30, 1996, a copy of which is attached to the accompanying Proxy Statement as Exhibit A, providing for the reorganization by share exchange of the Bank into a wholly-owned subsidiary of Virginia Financial Corporation, a Virginia corporation formed to serve as the holding company for the Bank.

         ______FOR           ______AGAINST            ______ABSTAIN

2. The transaction of any other business which may properly come before the Meeting. Management at present knows of no other business to be presented at the Meeting.


                   -------------------------------------------


         Abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) have the effect of a vote against the proposal.

         This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposal in Item 1.


         When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one fiduciary, all should sign. All joint owners MUST sign.

                                               Date:__________________________


                                               _______________________________
                                               Signature

                                               _______________________________
                                               Signature if held jointly


                   PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN